Amended Appendix A to the

BUFFALO FUNDS
Investor Class

Shareholder Servicing Plan
dated May 21, 2019, as amended August 13, 2020

Series (Fund) of Buffalo Funds

Buffalo Blue Chip Growth Fund
Buffalo Early Stage Growth Fund
Buffalo Flexible Allocation Fund
Buffalo Growth Fund
Buffalo Growth & Income Fund
Buffalo High Yield Fund
Buffalo International Fund
Buffalo Mid Cap Growth Fund
Buffalo Mid Cap Discovery Fund
Buffalo Small Cap Growth Fund

As of July 29, 2024
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